JPMorgan Chase & Co.
383 Madison Avenue, New York, NY 10017-2070
NYSE symbol: JPM
www.jpmorganchase.com

JPMORGAN CHASE & CO.

News release: IMMEDIATE RELEASE

# JPMorgan Chase Elects Phebe N. Novakovic to its Board of Directors

**New York, October 28, 2020 –** JPMorgan Chase (NYSE: JPM) announced today that Phebe N. Novakovic, 62, has been elected as a director of the company, effective December 7, 2020.

Ms. Novakovic has served as Chairman and Chief Executive Officer of General Dynamics Corporation since 2013. Since joining General Dynamics in 2001, she has held several executive roles including President and Chief Operating Officer and Executive Vice President for Marine Systems. In addition, Ms. Novakovic serves on the boards of Abbott Laboratories, Northwestern University, the Center for Strategic and International Studies, the Congressional Medal of Honor Foundation, and the National Military Family Association.

"Phebe Novakovic is one of the most respected executives in business today, whose deep knowledge and leadership in the defense and intelligence communities, technology and cyber will add tremendous value to our company as we navigate a rapidly changing environment," said Jamie Dimon, Chairman and CEO of JPMorgan Chase.

"I am excited to join this talented board and group of leaders at JPMorgan Chase who have helped the company become one of the most successful in the world today. The firm continues to make significant investments to better serve and protect its customers, clients and communities, and I look forward to bringing my experience to help it become even stronger," said Ms. Novakovic.

## About JPMorgan Chase

JPMorgan Chase & Co. (NYSE: JPM) is a leading global financial services firm with assets of $3.2 trillion and operations worldwide. The Firm is a leader in investment banking, financial services for consumers and small businesses, commercial banking, financial transaction processing, and asset management. A component of the Dow Jones Industrial Average, JPMorgan Chase & Co. serves millions of customers in the United States and many of the world's most prominent corporate, institutional and government clients under its J.P. Morgan and Chase brands. Information about JPMorgan Chase & Co. is available at www.jpmorganchase.com.

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*Investor Contact:*
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*Media Contact:*
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